UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2024

Life360, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42120	26-0197666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 South Norfolk Street, Suite 310

San Mateo, CA 94403

(Address of principal executive offices, including zip code)

(415) 484-5244

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Underwriting Agreement

On June 6, 2024, Life360, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Evercore Group L.L.C. and UBS Securities, LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), and certain selling securityholders named in Schedule II thereto (the “Selling Securityholders”), relating to the underwritten initial public offering of 5,750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File No. 333-279271) and a related prospectus and prospectus supplement at a public offering price of $27.00 per share (the “Offering”).

The Offering consisted of 3,703,704 shares of Common Stock issued and sold by the Company (the “Primary Shares”) and 2,046,296 shares of Common Stock sold by the Selling Securityholders (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). Under the terms of the Underwriting Agreement, the Selling Securityholders granted the Underwriters an option exercisable for 30 days to purchase up to an additional 862,500 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions. The Shares were delivered against payment therefor on June 7, 2024.

The Company received net proceeds from the Offering of approximately $83.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, including the payment of the underwriting discounts and commissions applicable to the sale of shares of Common Stock by the Selling Securityholders. The Company intends to use the net proceeds that it received from the Offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. The Company may also use a portion of the net proceeds from the Offering for acquisitions or strategic investments in complementary businesses, products, services or technologies, although it does not currently have any agreements or commitments to enter into any such acquisitions or investments.

The Selling Securityholders received proceeds, before expenses from the Offering of approximately $51.4 million. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders, but it has agreed to pay the Selling Securityholders for certain of their expenses in connection with the Offering, including all underwriting discounts and commissions applicable to the sale of shares of Common Stock by the Selling Securityholders.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company and the Selling Securityholders, customary conditions to closing, indemnification obligations of the Company, the Selling Securityholders, and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to such agreement.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is filed as Exhibit 5.1 hereto.

Pricing of Initial Public Offering

On June 6, 2024, the Company issued a media release announcing the pricing of the Offering. A copy of the media release is filed as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 6, 2024

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

99.1	Media release of the registrant dated June 6, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE360, INC.

Dated: June 7, 2024	By:	/s/ Russell Burke
Russell Burke
Chief Financial Officer